AMC NETWORKS INC. COMPLETES ACQUISITION OF RLJ ENTERTAINMENT, INC.

SILVER SPRING, MD (October 31, 2018) – RLJ Entertainment, Inc. (NASDAQ: RLJE) announced that it  has completed its previously announced merger with a subsidiary of AMC Networks Inc. (NASDAQ: AMCX) today, immediately following approval by RLJ Entertainment’s common stockholders at the special meeting held to consider the transaction.  As a result of the transaction, RLJ Entertainment is a majority-owned subsidiary of AMC Networks and RLJ Entertainment’s common stock will cease trading on the NASDAQ Capital Market as of the close of market today and will become eligible for termination of registration under the Securities Exchange Act of 1934, as amended. Further details about the transaction will be included in AMC Networks’ press release that is expected to be issued on November 1, 2018.

About RLJ Entertainment, Inc.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premium digital channel company serving distinct audiences primarily through its popular OTT branded channels, Acorn TV (British TV) and UMC (Urban Movie Channel), which have rapidly grown through development, acquisition, and distribution of its exclusive rights to a large library of international and British dramas, independent feature films and urban content. RLJE's titles are also distributed in multiple formats including broadcast and pay television, theatrical and non-theatrical, DVD, Blu-ray, and a variety of digital distribution models (including EST, VOD, SVOD and AVOD) in North America, the United Kingdom, and Australia. Additionally, through Acorn Media Enterprises, its UK development arm, RLJE co-produces and develops new programs and owns 64% of Agatha Christie Limited. For more information, please visit RLJEntertainment.com, Acorn.tv, and UMC.tv.

Media Contact:

Chad Campbell, 301-830-6203

RLJ Entertainment, Inc.

ccampbell@acorn.tv

Investor Contact:
Jody Burfening/Carolyn Capaccio, 212-838-3777

LHA

ir@rljentertainment.com